United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934

August 2, 2012
(Date of Report)

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York		14513
(Address of principal executive offices)		(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operation and Financial Condition.

Ultralife Corporation (NASDAQ: ULBI) reported an operating loss from continuing operations of $2.9 million on revenue of $18.7 million for the quarter ended July 1, 2012.  For the second quarter of 2011, the company reported operating income from continuing operations of $3.0 million on revenue of $43.1 million.

Revenue was $18.7 million, compared to $43.1 million for the second quarter of 2011, a 57% decline.   2011 revenue included sales, totaling $16.1 million, which did not recur in 2012.  Battery & Energy Products sales declined by $15.7 million to $15.5 million, primarily due to the absence of shipments to Defense Logistics Agency, which accounted for $4.6 million in the year-earlier period, the completion of the non-US portion of a large telematics order in 2011 for $4.0 million and a slower government and defense order rate for rechargeable and non-rechargeable batteries.  Communications Systems sales were $3.2 million, compared to $11.9 for the same period last year, a decrease of $8.7 million, reflecting primarily last year’s shipment of SATCOM systems in the amount of $7.5 million and delays in closing amplifier orders.

Gross profit was $4.5 million, or 23.9% of revenue, compared to $11.6 million, or 26.8% of revenue, for the same quarter a year ago, a decrease of 290 basis points. Battery & Energy Products’ gross margin was 24.2%, a 100 basis point improvement over the 23.2% reported last year and a 460 basis point improvement over the 19.6% reported in the first quarter reflecting the aggressive realignment of our manufacturing operations.  Communications Systems’ gross margin was 22.1%, versus 36.3% last year.  This decline was a result of sales mix, which included a higher concentration of radio accessories and legacy products versus higher volumes of amplifiers and SATCOM systems in the year-earlier period, and the recording of a reserve related to the request by a strategically important customer to rework and upgrade certain McDowell products it purchased in 2008.

Operating expenses were $7.4 million, a decrease of $1.1 million from $8.5 million a year ago, primarily due to a 19% reduction in general & administrative expenses that reflects discretionary spending cuts and overhead reductions.  In addition, ongoing disciplined spending on new product development caused research & development expenses to decrease by 7%.  Selling expenses were 8% lower as a result of reduced sales. As a percent of revenue, operating expenses were 39.6%, compared to 19.8% a year ago.

Operating loss was $2.9 million for the second quarter of 2012, compared to operating income of $3.0 million for the same period in 2011, reflecting the impact of lower sales on gross margin, offset in part by the above-mentioned actions taken by management to reduce operating expenses.

Net loss from continuing operations was $3.2 million, or $0.18 per share, compared to net income of $2.8 million, or $0.16 per share, for the second quarter of 2011.  Net income from discontinued operations was $0.0 million, or $0.00 per share, compared to a net loss of $2.3 million, or $0.13 per share, for the same quarter last year.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is being furnished as part of this Report.

Exhibit Number	Description

99.1	Press Release of Ultralife Corporation dated August 2, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2012		ULTRALIFE CORPORATION

	By:	/s/ Peter F. Comerford
Peter F. Comerford
Vice President of Administration and
General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Ultralife Corporation dated August 2, 2012